DECEMBER 20, 2000


CHAIRMAN
INTEGRATED COMMUNICATION NETWORKS, INC.
26895 ALISO CREEK ROAD, SUITE B-411
ALISO VIEJO, CA 92656

RE: LETTER OF RESIGNATION OF DIRECTOR OF INTEGRATED COMMUNICATION NETWORKS, INC.

DEAR SIRS:

     I, RUSSELL J. HENSLEY, HEREBY TENDER MY RESIGNATION AS DIRECTOR OF INTEGRATED COMMUNICATION NETWORKS, INC. EFFECTIVE AS OF THE DATE ABOVE FOR PERSONAL REASONS.

SINCERELY,


/s/ RUSSELL J. HENSLEY
RUSSELL J. HENSLEY